Exhibit 10.2

COVANTA HOLDING CORPORATION

EXCISE TAX GROSS-UP PLAN

1.

Purpose; Effective Date. The purpose of this Covanta Holding Corporation Excise Tax Gross-Up Plan (the “Plan”) is to make affected employees and directors whole for the impact of any excise tax imposed by Section 4999 of the Code with respect to certain compensation and benefits to be paid or provided in connection with the merger contemplated by the Agreement and Plan of Merger among Covanta Holding Corporation, Covert Intermediate, Inc., and Covert Mergeco, Inc., dated as of July 14, 2021 (the “Merger Agreement”). This Plan shall become effective upon, and subject to the occurrence of, the Closing of the Merger.

2.

Definitions. The following capitalized terms shall have the meanings given below when used in this Plan. Other capitalized terms used but not defined herein have the meaning ascribed to them in the Merger Agreement.

a.	“Accounting Firm” has the meaning specified in Section 4(b).

b.	“Administrator” means the Compensation Committee of the Board of Directors of the Company or its delegate.

c.	“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated or issued thereunder.

d.	“Company Group” means the Company and its Affiliates (including, after the Closing, Parent and its Affiliates).

e.	“Excise Tax” has the meaning specified in Section 4(a).

f.	“Gross-Up Payment” has the meaning specified in Section 4(a).

g.	“Merger Agreement” has the meaning specified in Section 1.

h.	“Participation Agreement” means each agreement between a Participant and the Company setting forth the terms and conditions of the Participant’s right to participate in this Plan.

i.	“Participant” means an employee of the Company or any of its Affiliates who meet the eligibility requirements set forth in Section 3.

j.	“Payment” has the meaning specified in Section 4(a).

k.	“Taxing Authority” has the meaning specified in Section 4(d).

l.	“Underpayment” has the meaning specified in Section 4(c).

3.

Eligibility; Participants. Each employee of the Company or any of its Affiliates or any member of the Board who is designated by the Administrator for participation in the Plan shall be a “Participant” in the Plan. The Company intends for each Participant to enter into a Participation Agreement substantially in the form attached hereto as Appendix A. It is the intention of the Company to offer the opportunity to participate in the Plan to all employees who may be impacted by the Excise Tax in connection with the Closing of the Merger as set forth above.

4.	Gross-Up Payments.

a.

In General. In the event it shall be determined pursuant to the procedures set forth in this Section 4 that any payment, benefit or distribution (or combination thereof) by any member of the Company Group to or for the benefit of a Participant (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), the Participant shall be entitled to receive, and the Company shall pay the Participant, an additional cash payment (a “Gross-Up Payment”) in an amount such that after payment by the Participant of all taxes applicable to such payment (and all other payments), including, without limitation, any employment and income taxes (including any interest and penalties imposed with respect to such taxes), and Excise Tax imposed upon the aggregate Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments (including the Excise Tax imposed on the Gross-Up Payment).

b.	Accounting Firm Determinations.

i.

Subject to the provisions of Section 4(d), all determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCoopers LLP (the “Accounting Firm”); provided, however, that if PricewaterhouseCoopers LLP withdraws from its provision of services to the Company with respect to this Plan, then Accounting Firm shall mean an independent nationally recognized accounting firm selected by the Company. The Accounting Firm shall provide detailed supporting calculations both to the Company and the applicable Participant within thirty (30) Business Days of the Closing or receipt of notice from the Participant or any member of the Company Group that there has been a Payment, or at such earlier time as is requested by the Company. If the Accounting Firm determines that no Excise Tax is payable by a Participant, it shall inform the Company that the Participant has substantial authority not to report any Excise Tax on his or her federal income tax return. Any determination by the Accounting Firm in accordance with this Section 4(b) shall be binding upon the Company, Parent and the applicable Participant; provided, however, that if any determination made by the Accounting Firm is inaccurate, the Company will adjust the Gross-Up Payment accordingly.

ii.	All fees and expenses of the Accounting Firm shall be borne solely by the Company.

c.

Payment Timing. Any Gross-Up Payment, as determined pursuant to this Section 4, shall be paid by the Company to the applicable Participant, or remitted to the applicable Taxing Authority by the Company on the Participant’s behalf, within ten (10) Business Days after the Company’s receipt of the Accounting Firm’s final determination. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 4(d) and the applicable Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to the Participant or remitted to the applicable taxing authority on the Participant’s behalf.

d.

Claims Procedures. Each Participant shall notify the Company in writing of any claim by the Internal Revenue Service or any state or local taxing authority (together with the Internal Revenue Service, a “Taxing Authority”) that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) Business Days after the Participant is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim to the applicable Taxing Authority prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall:

i.	give the Company any information reasonably requested by the Company relating to such claim;

ii.

take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company (at the Company’s expense; it being understood that the Company shall have exclusive authority to select an attorney for each Participant);

iii.	cooperate with the Company in good faith in order to effectively contest such claim; and

iv.	permit the Company to control and participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties and legal and accounting fees and expenses) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4(d), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the Taxing Authority in respect of such claim and may, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Participant to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Participant, on an interest-free basis, and shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income (including interest or penalties with respect thereto) with respect to such advance; and provided, further, that if the Participant is required to extend the statute of limitations to enable the Company to contest such claim, the Participant may, if permitted by the applicable taxing authority, limit this extension solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to the issues with respect to which a Gross-Up Payment would be payable hereunder and the Participant shall be entitled to settle or contest, as the case may be, any other issues raised by the Taxing Authority.

e.

Refunds. If, the Participant becomes entitled to receive any refund of any amount paid under this Plan, the Participant shall (subject to the Company’s complying with the requirements of Section 4(d)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Participant of an amount advanced by the Company pursuant to Section 4(d), a determination is made by the applicable Taxing Authority that Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of ninety (90) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

5.	Miscellaneous.

a.

Assignment. This Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Participant shall die while any amounts would be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such person or persons appointed in writing by the Participant to receive such amounts or, if no person is so appointed, to the Participant’s estate.

b.

Withholding; Section 409A. The Company Group shall have the right to deduct from all payments hereunder all taxes that it determines are required by law to be withheld therefrom. All payments under this Plan are intended to comply with or be exempt from the requirements of Section 409A of the Code and this Plan shall be interpreted accordingly. Notwithstanding anything to the contrary in this Plan, each Gross-Up Payment will be paid no later than the end of each Participant’s taxable year next following the taxable year in which the Excise Tax (or any income or other related taxes or interest or penalties thereon) on a Payment to which the Gross-Up Payment relates are remitted to the Internal Revenue Service or any other applicable Taxing Authority.

c.

Certain Assumptions. For purposes of determining the amount of the Gross-Up Payment, each Participant shall be deemed to have (i) paid federal income taxes at the highest marginal rate of federal income applicable to each Participant for the calendar year in which the Gross-Up Payment is to be made and (ii) paid applicable state and local income taxes at the highest rate of taxation applicable to each Participant for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

d.

No Right to Employment or Other Rights. Nothing in this Plan shall be construed as giving any Participant the right to be retained in the employment of the Company Group, nor shall it affect the right of Company Group to terminate the employment of a Participant. Any Participant’s participation in the Plan is not to be considered part of any normal or expected compensation.

e.

Amendment; Termination. The Company may amend this Plan at any time, provided that (i) any amendment of this Plan must be in writing, and (ii) the Company may not amend this Plan on or after the Closing in any way that adversely affects the rights of a Participant without such Participant’s written consent.

f.

Governing Law. THE VALIDITY, CONSTRUCTION, AND EFFECT OF THIS PLAN SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS (INCLUDING THOSE GOVERNING CONTRACTS) OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS. If any provision hereof shall be held by a court or arbitrator of competent jurisdiction to be invalid and unenforceable, the remaining provisions shall continue to be fully effective.

g.

Full Settlement. The Company’s obligation to make any payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Participants or others and shall be in full settlement of any liabilities and/or responsibilities with respect to Section 4999 of the Code.

h.

Successors. The provisions of this Plan shall be binding upon the surviving or resulting corporation in any merger, consolidation, recapitalization or similar corporate transaction (including the Merger) or the person or entity to which all or substantially all of the Company’s assets are transferred and all Participants shall have the right to enforce the Company’s obligations under this Plan against any successor.

Appendix A

Form of Excise-Tax Gross-Up Plan Participation Agreement

[Date]

[Name]

[Title]

Re:	Participation in Covanta Holding Corporation Excise Tax Gross-Up Plan

Dear [Name]:

Covanta Holding Corporation (the “Company”) maintains the Covanta Holding Corporation Excise Tax Gross-Up Plan (the “Plan”). I am pleased to inform you that you have been designated as an eligible participant in the Plan. All capitalized terms used and not otherwise defined in this Participation Agreement (this “Agreement”) shall have the meanings given to such terms in the Plan.

1.

Entitlement to Gross-Up Payment. The Company hereby agrees that you shall be eligible to receive a Gross-Up Payment in accordance with the terms and conditions of the Plan. As a condition to your participation in the Plan, you hereby acknowledge that a copy of the Plan has been made available to you, and you hereby agree that your entitlement to receive a Gross-Up Payment is subject to the terms and conditions of the Plan.

2.

[Noncompetition Agreement. You hereby acknowledge and agree that your entitlement to receive a Gross-Up Payment under the Plan is subject to your compliance with the post-termination non-competition covenant set forth in Annex A to this Agreement.]

3.	Amendment. No provision of this Agreement may be amended, waived, or discharged except by the mutual written agreement of the parties.

4.	Binding upon Successor. The obligations under this Agreement and the Plan shall be binding upon any successor to the Company and may be enforced against any successor to the Company by you.

5.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

COVANTA HOLDING CORPORATION		PARTICIPANT

By:
	Name:	Name:
Title: